Exhibit (c)(20)

Project Sail MATERIALS FOR DISCUSSION CONFIDENTIAL 4 AUGUST 2008

The information herein has been prepared by Lazard based upon information supplied by Traveler Group, Inc. (“Traveler” or the Company) and Channel Holdings, Ltd. (“Channel”) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and Channel with respect to the anticipated future performance of the Company and Channel. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, Channel or any other entity, or concerning solvency or fair value of the Company, Channel or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Channel to the future financial performance of the Company or Channel. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of Traveler (the “Special Committee”), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. IRS Circular 230 Disclosure: This memorandum was not intended or written to be used and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law. Disclaimer PROJECT SAIL CONFIDENTIAL

CONFIDENTIAL 51 D Historical and Projected Financial Information 50 C Warrant Valuation 46 B P&C Sector Environment 40 A Premiums Paid Analysis 40 Appendix 38 PRO FORMA FINANCIAL ANALYSIS VIII 27 ANALYSIS OF TRANSACTION VII 26 CHANNEL MANAGEMENT PROJECTIONS VI 19 CHANNEL OVERVIEW V 14 TRAVELER VALUATION ANALYSES IV 12 TRAVELER MANAGEMENT PROJECTIONS III 6 TRAVELER OVERVIEW II 1 TRANSACTION OVERVIEW I Table of Contents PROJECT SAIL

I Transaction Overview PROJECT SAIL

PROJECT SAIL I TRANSACTION OVERVIEW Summary of Transaction Terms 1 TRANSACTION Merger/amalgamation between a subsidiary of Traveler and Channel CONSIDERATION Shares of Channel to be exchanged for shares of Traveler based on an exchange ratio of 0.4700x Value of $12.72 based on 8/1/08 Traveler closing share price of $23.18 Cash distribution to Channel shareholders of $1.83, or approximately $66 million in aggregate to non-Traveler shareholders in Channel, funded from cash on hand at Channel holding company simultaneously with consummation of the transaction Channel shares (2,550,000/c. 6.5% diluted interest) and warrants owned (1,127,000/c. 2.9% diluted interest) by Traveler to be cancelled COLLAR Fixed exchange ratio collar from $20.00 to $26.00 Traveler share price at 0.4700x Variable exchange ratio above $26.00 and between $17.50 and $20.00 Fixed exchange ratio of 0.5371x if below $17.50 Channel walkaway right and Traveler “top-up” right if below $17.50 TAX TREATMENT Taxable to Channel shareholders, including Traveler 338(g) election for Channel’s Bermuda subsidiaries Following the closing, Channel’s Bermuda subsidiaries will be controlled foreign corporations and most of their income will therefore be deemed distributed to Traveler for U.S. tax purposes and be subject to U.S. taxation

PROJECT SAIL I TRANSACTION OVERVIEW Summary of Transaction Terms (cont’d) 2 PRO FORMA OWNERSHIP (WITHIN COLLAR) 58% Traveler/42% Channel ownership GOVERNANCE PROVISIONS Independent directors of Channel to become members of Traveler’s board of directors 7 independent directors (4 from Traveler/3 from Channel) 2 inside directors (Traveler CEO and CFO) DEAL PROTECTION Break-up fee of $15 million, or approximately 3% of the implied equity value of the transaction at signing, plus expenses ($10 million cap) Mutual no-shop provision; mutual fiduciary out Traveler to agree to vote its shares in favor of transaction unless Traveler special committee or board changes recommendation Other customary deal protections for mergers of public companies CLOSING CONDITIONS/TIMING Shareholder approval for both Traveler and Channel Traveler: majority of shares outstanding to amend charter for share issuance. Majority of vote to approve share issuance (NASDAQ) and adopt merger agreement Channel: 75% of shareholders; Channel is proposing to amend its by-laws to permit majority shareholder approval of transaction CEO shares to be voted by proxy of each of Traveler and Channel Customary regulatory approvals (e.g., HSR, insurance regulatory) Other customary closing conditions for mergers of public companies (e.g., bring-down of representations, warranties and covenants) Q4 2008 closing

PROJECT SAIL I TRANSACTION OVERVIEW Collar Sensitivity Analysis 3 Assumes 0.4700x exchange ratio, cap of $26.00, floor of $20.00 (midpoint of $23.00), variable exchange ratio above $26.00 and between $17.50 and $20.00, and fixed exchange ratio of 0.5371x below $17.50. Channel shareholders would also receive a $1.83 per share cash distribution simultaneously with consummation of the transaction Note: Excludes estimated value of Channel warrants owned by Traveler to be cancelled. Cap Floor 2nd Floor Traveler Share Price $26.00 25.50 25.00 24.50 24.00 23.50 23.00 22.50 22.00 21.50 21.00 20.50 20.00 19.50 19.00 18.50 18.00 17.50 17.00 16.50 16.00 15.50 15.00 14.50 14.00 Exchange Consideration Ratio Stock Cash Total 0.4700x $12.22 $1.83 $14.05 0.4700 11.99 1.83 13.82 0.4700 11.75 1.83 13.58 0.4700 11.52 1.83 13.35 0.4700 11.28 1.83 13.11 0.4700 11.05 1.83 12.88 0.4700 10.81 1.83 12.64 0.4700 10.58 1.83 12.41 0.4700 10.34 1.83 12.17 0.4700 10.11 1.83 11.94 0.4700 9.87 1.83 11.70 0.4700 9.64 1.83 11.47 0.4700 9.40 1.83 11.23 0.4821 9.40 1.83 11.23 0.4947 9.40 1.83 11.23 0.5081 9.40 1.83 11.23 0.5222 9.40 1.83 11.23 0.5371 9.40 1.83 11.23 0.5371 9.13 1.83 10.96 0.5371 8.86 1.83 10.69 0.5371 8.59 1.83 10.42 0.5371 8.33 1.83 10.16 0.5371 8.06 1.83 9.89 0.5371 7.79 1.83 9.62 0.5371 7.52 1.83 9.35

PROJECT SAIL I TRANSACTION OVERVIEW Illustrative Impact of Collar at Various Assumed Traveler Share Prices $14.05 $14.05 $11.23 $11.23 $9.89 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $15.00 $17.50 $20.00 $23.00 $26.00 $27.00 Offer Price Fixed Exchange Ratio (0.5371x) Variable Exchange Ratio Fixed Exchange Ratio (0.4700x) Variable Exchange Ratio $12.72 as of 8/1/08 Channel walkaway right and Traveler “top-up” right if Traveler share price below $17.50 Traveler Share Price % Change from Midpoint (35%) (24%) (13%) 0% 13% 17% Traveler Ownership 55% 55% 58% 58% 58% 59% 4 Note: Excludes estimated value of Channel warrants owned by Traveler to be cancelled. Based on Traveler diluted share count of approximately 23.6 million and Channel diluted share count (excluding Traveler ownership) of approximately 35.9 million.

PROJECT SAIL I TRANSACTION OVERVIEW Strategic Rationale Increased financial flexibility Reduces Traveler reliance on third-party capital Provides additional capital to support growth Facilitates creation of additional underwriting capacity through use of reinsurance Provides opportunity to reallocate Channel capital towards higher return and growth areas (e.g., primary insurance business) Opportunity to drive improved pro forma financial results Modest accretion expected to earnings per share in the second year (2010), and the opportunity to redeploy Channel capital to make acquisitions to support growth, grow more profitable lines of business or repurchase stock, may create additional accretion Significant accretion expected to book value per share Opportunities to reduce costs from combined business Expansion and diversification of revenues and distribution channels Creates multi-channel distribution through MGA’s, brokers and wholesalers Adds risk sharing and reinsurance from small companies Improved corporate governance Removes potential conflicts of interest CEO can focus on running a single, combined company Management talent pooled Other Increased market capitalization provides strategic flexibility in a consolidating environment Increased liquidity for stock 5

II Traveler Overview PROJECT SAIL

PROJECT SAIL II TRAVELER OVERVIEW Strategic Assessment 6 POSITIVES CHALLENGES Strong regional franchise Solid market position in New York with broad product offerings Strong distribution through retail and wholesale channels Historically high customer retention Focus on profitable markets and lines Successful geographic expansion into nearby Northeastern states Increasing geographic diversification through expansion into new states/markets Focus on low hazard risks Attractive underwriting results Increased financial flexibility due to Channel relationship Efficient capital management to enhance ROE Significant reliance on external financing/capital Reinsurance concentration due to quota share agreement with Channel Softening rate environment and competitive pressures may eventually lead to an erosion of profitability Historical reliance on acquisitions for growth Limited ability to raise new hybrid securities while maintaining current rating Geographic concentration Exposed to catastrophic losses due to concentrated business in down-state New York Risk of losses due to terrorism, although mitigated by reinsurance and TRIA Managing ongoing business/ operational relationship with Channel Increased correlation risk, operational risk and credit risk due to arrangements with Channel Ability to expand into new geographies May lead to less attractive underwriting results relative to current book of business Additional expenses associated with expansion; time required to achieve scale

PROJECT SAIL II TRAVELER OVERVIEW Public Market Trading Summary ($ in millions, except per share amounts) 7 Source: FactSet (8/1/08) and company filings. (a) Includes AmTrust, Markel, Navigators, RLI and W.R. Berkley. (b) Excludes net realized gains (losses) and other extraordinary items. (c) Excludes accumulated other comprehensive income (AOCI). (d) IBES median consensus. 1-YEAR PRICE/VOLUME HISTORY 1-YEAR INDEXED TOTAL RETURN HISTORY 10.00 20.00 30.00 40.00 $50.00 1 Aug 07 13 Oct 07 25 Dec 07 7 Mar 08 19 May 08 1 Aug 08 0.0 0.5 1.0 1.5 2.0 Price Volume (MM) 50 75 100 125 150 175 1 Aug 07 13 Oct 07 25 Dec 07 7 Mar 08 19 May 08 1 Aug 08 Traveler Specialty P&C (a) S&P 500 Indexed Price (14%) (12%) (10%) SUMMARY FINANCIAL INFORMATION AND TRADING STATISTICS (LTM ENDED 3/31/08) LTM Operating Revenues (b) $453.9 Share Price (08/01/08) $23.18 LTM Net Operating Income (b) 58.5 Diluted Shares Outstanding (mm) 23.5 Adjusted Shareholders’ Equity (c) 332.0 FD Market Equity Value $545.2 Debt 101.0 Price/2008E EPS (d) 7.9 x 2008E EPS (d) $2.95 Price/2009E EPS (d) 6.8 2009E EPS (d) 3.40 Price/Book Value 1.72 x Indicated Annual Dividend 0.20 Price/Adjusted Book Value (c) 1.63 Long-Term Growth Rate 22. 5% 2008E ROE (d) 20. 3 % Ind. Dividend Yield/’08E Payout 0.9/6.8 % Debt/Total Capital 24.3% 52-Week Low (07/21/08)/High (12/25/07) $18.68/$35.50 Average 1 Month: $20.77 1 Year: $25.10 3 Months: 23.69 1 Year: 27.05 Total Return 1 Month: 6% 6 Months: (24%) 3 Months: (2%) 1 Year: (12%)

PROJECT SAIL II TRAVELER OVERVIEW Historical Trading Valuation: 3-Year NTM Price/Earnings 8 Source: FactSet (8/1/08). (a) Includes AmTrust, Markel, Navigators, RLI and W.R. Berkley. 4.0 6.0 8.0 10.0 12.0 14.0 16.0 18.0x 1 Aug 05 8 Mar 06 13 Oct 06 20 May 07 25 Dec 07 1 Aug 08 Traveler Specialty P&C (a) 7.1x Average Current 1-Year 2-Years 3-Years Traveler 7.1x 9.0x 11.0x 11.6x Specialty P&C (a) 8.7 10.4 11.2 11.5 8.7

9/16/20 08 3:54:49 PM PROJECT SAIL II TRAVELER OVERVIEW Historical Trading Valuation: 3-Year Price/Reported Book Value 9 1.00 1.50 2.00 2.50 3.00 3.50 4.00 4.50 5.00x 1 Au g 05 8 Mar 06 13 Oct 06 20 May 07 25 Dec 07 1 Au g 08 Traveler Specialty P&C (a) 1.72x Average Current 1-Year 2-Years 3-Years 1.72x 2.09x 2.82x 2.90x 1.41 1.59 1.76 1.81 1.41x Source: FactSet (8/1/08). (a) Includes AmTrust, Markel, Navigators, RLI and W.R. Berkley.

PROJECT SAIL II TRAVELER OVERVIEW Summary of Analyst Estimates and Recommendations 10 Source: FactSet (8/1/08), Bloomberg and equity research. (a) Excluded from IBES consensus. Contributor update pending. RECOMMENDATION SUMMARY RECOMMENDATION SUMMARY Analyst coverage is limited No large capital markets banks cover the stock Median price target at $35.00 per share Most recent (July) published price targets were $25.00 per share Buy 83% Hold 17% PRICE TARGETS & EARNINGS ESTIMATES CONSENSUS RATING TREND Price Estimated EPS Firm Name Rating Target 2008E 2009E Date KeyBanc Buy $25.00 $2.95 $3.40 7/21/08 Keefe, Bruyette & Woods Hold 25.00 2.80 3.05 7/9/08 Piper Jaffray Buy 46.00 2.95 3.55 5/12/08 Fox-Pitt Kelton Buy 30.00 2.95 3.25 5/6/08 Friedman, Billings, Ramsey Buy 40. 00 3.00 3.70 5/6/08 Sidoti & Company Buy 40.00 2.90 (a) 3.34 (a) 5/6/08 High $46.00 $3.00 $3.70 Consensus Mean 34.33 2.93 3.39 Statistics Median 35.00 2.95 3.40 Low 25.00 2.80 3.05 Buy 83% Current Price: $23.18 Hold 17% % Difference vs. Median: (34%) Sell 0% 1 2 3 4 5 1 Aug 07 13 Oct 07 25 Dec 07 7 Mar 08 19 May 08 1 Aug 08 15.00 20.00 25.00 30.00 35.00 $40.00 Rating Consensus Share Price 5=Buy 3=Hold 1=Sell Price Rating

PROJECT SAIL II TRAVELER OVERVIEW Shareholder Ownership Summary 11 TOP SHAREHOLDERS BREAKDOWN OF CURRENT OWNERSHIP INSIDERS Rank Holder Name Position % O/S 1 Lee Michael H 2,825,066 12.1% 2 Colalucci Francis M 32,785 0.1 3 Maier Gary S 27,150 0.1 4 Bryan Charles A 11,673 0.1 5 Kibblehouse Stephen L 10,561 0.0 6 Young Austin P III 9,673 0.0 7 Haveron Patrick J 9,081 0.0 8 Schuster Steven W 8,673 0.0 9 Pechmann Christian K 8,570 0.0 10 Ranegar Laurie 8,257 0.0 Top 10 Insiders 2,951,489 12.7% Total Insiders 2,959,771 12.7% INSTITUTIONS INSTITUTIONAL INVESTMENT SYTLE Rank Holder Name Position % O/S 1 NWQ Investment Mgmt. 1,411,376 6.1% 2 Wasatch Advisors, Inc. 1,376,752 5.9 3 Friess Associates LLC 1,183,580 5.1 4 Barclays Global Investors 1,071,392 4.6 5 King Investment Advisors, Inc. 1,008,399 4.3 6 Wells Capital Management, Inc. 902,365 3.9 7 Lord Abbett & Co. LLC 865,710 3.7 8 Westfield Capital Management 752,050 3.2 9 Parnassus Investments 672,000 2.9 10 Vanguard Group, Inc. 639,983 2.7 Top 10 Institutions 9,883,607 42.4% Total Institutions 21,459,547 92.1% Implied Retail -- -- Total 23,300,000 100.0% GARP 22% Growth 43% Index 16% Value 19% Institutions 88% Insiders 12% Source: FactSet (8/1/08).

III Traveler Management Projections PROJECT SAIL

PROJECT SAIL III TRAVELER MANAGEMENT PROJECTIONS Comparison of Management Projections and IBES Consensus ($ in millions, except per share amounts) 12 Source: FactSet (8/1/08) and management projections. Mgmt. IBES Mgmt. vs. IBES Net Income $69.0 $67.7 ($1.2) % Change (1.8%) EPS 2.95 2.91 (0.04) % Change (1.2%) Net Income $80.6 $76.0 ($4.6) % Change (5.7%) EPS 3.40 3.26 (0.14) % Change (4.2%) Net Income -- $81.0 -- % Change EPS -- 3.47 -- % Change ‘08E - ‘09E EPS Growth 15.3% 11.7% ‘09E - ‘10E EPS Growth -- 6.7% 2008E 2009E 2010E

PROJECT SAIL III TRAVELER MANAGEMENT PROJECTIONS Selected Management Commentary Regarding Growth 13 Source: Management. (a) Reflects changes in written premiums for renewals, including rate, cov erage and exposure changes. Management has indicated that Traveler’s growth rates are observed to be under pressure in several instances, and not inconsistent with overall sector trends Retention rates are declining Premium increases flat on renewals Increasingly difficult balance between underwriting discipline and growth Contributions to growth of acquisitions in 2007 expected to decline in 2009 PREMIUM GROWTH DUE TO PRICING( a ) 7.6% 5.7% 4.7% 2.5% 0.0% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 2004 2005 2006 2007 2008E

IV Traveler Valuation Analyses PROJECT SAIL

PROJECT SAIL IV TRAVELER VALUATION ANALYSES Analytical Approach Preliminary valuation analyses based upon Publicly available information Certain information provided by Traveler management, including financial projections Discussions with Traveler management The following analyses have been performed Comparable public company trading analysis Dividend discount analysis 14

PROJECT SAIL IV TRAVELER VALUATION ANALYSES IBES MANAGEMENT $31.64 $24.82 $21.00 $22.00 $28.50 $28.50 15.00 20.00 25.00 30.00 35.00 $40.00 Comparable Public Companies (IBES) Comparable Public Companies (Mgmt.) Dividend Discount Analysis (5-Year) Current 52-Week High 52-Week Low Median Analyst Price Target Current $23.18 52-Week Low $18.68 Median Analyst Price Target $35.00 Traveler Share Price 52-Week High $35.50 15 Summary Valuation – Traveler Standalone Source: FactSet (8/1/08), management and company filings.

PROJECT SAIL IV TRAVELER VALUATION ANALYSES Summary Valuation Analysis 16 Source: FactSet (8/1/08) and management projections. (a) Excludes accumulated other comprehensive income (AOCI). Selected Range/ Observed Range Discount Rate Implied Value Range Traveler Low High Low High Low High I. Comparable Public Companies – IBES 2008E EPS $2.95 7.2x – 13.7x 7.5x – 9.5x $22.13 – $28.03 2009E EPS 3.40 6.8 – 14.2 7.0 – 9.5 23.80 – 32.30 6/30/08E Reported BVPS 13.82 1.18x – 2.03x 1.40x – 2.00x 19.34 – 27.63 6/30/08E Adjusted BVPS (a) 14.66 1.17 – 1.82 1.60 – 1.80 23.46 – 26.39 Implied Valuation Range $22.00 – $28.50 II. Comparable Public Companies – Management 2008E EPS $2.91 7.2x – 13.7x 7.5x – 9.5x $21.86 – $27.69 2009E EPS 3.26 6.8 – 14.2 7.0 – 9.5 22.80 – 30.94 6/30/08E Reported BVPS 13.82 1.18x – 2.03x 1.40x – 2.00x 19.34 – 27.63 6/30/08E Adjusted BVPS (a) 14.66 1.17 – 1.82 1.60 – 1.80 23.46 – 26.39 Implied Valuation Range $21.00 – $28.50 III. Dividend Discount Analysis (5-Year) LTM P/E Exit Multiple 9.5x – 11.5x -- – -- Discount Rate 10.0% – 12.0% -- – -- Implied Valuation Range $24.82 – $31.64 Memo: 52-Week Low/High $18.68 – $35.50 Analyst Price Target Low/High 25.00 – 46.00 Current Share Price 23.18

PROJECT SAIL
IV TRAVELER VALUATION ANALYSES

Comparable Specialty P&C Public Company Trading Analysis

($ in millions, except per share data)

	Traveler	Summary Statistics: Mean	Summary Statistics: Median	Selected Comparable Public Companies: AmTrust	Markel	Navigators	RLI	W.R. Berkley
Market Data:								
Ticker	TWGP			AFSI	MKL	NAVG	RLI	WRB
Current Share Price	$23.18			$14.01	$370.46	$47.52	$54.36	$23.62
% of 52W High	*65 %*	*77 %*	*74 %*	*81 %*	*68 %*	*72 %*	*89 %*	*74 %*
% of 52W Low	*124 %*	*115 %*	*117 %*	*127 %*	*117 %*	*105 %*	*122 %*	*107 %*
FD Market Capitalization	$545			$855	$3,689	$791	$1,178	$4,024
Price as a Multiple of:								
EPS:								
2008E (a)	7.9 x	9.9 x	8.6 x	8.2 x	13.7 x	8.6 x	11.8 x	7.2 x
2009E (a)	6.8	9.9	8.7	6.9	14.2	8.7	13.1	6.8
Book Value (MRQ) (b):								
Reported (c)	1.72 x	1.47 x	1.41 x	2.03 x	1.41 x	1.18 x	1.57 x	1.18 x
Adjusted (d)	1.63	1.49	1.59	1.82	1.59	1.17	1.68	1.19
Selected Ratios:								
Long-Term Growth Rate (a)	22.5 %	12.1 %	12.0 %	12.0 %	12.0 %	11.0 %	13.0 %	12.5 %
'08E - '09E EPS Growth	15.3 %	2.1 %	(0.9) %	20.0 %	(3.5) %	(0.9) %	(9.8) %	4.5 %
2008E PEG Ratio	0.35 x	0.82 x	0.79 x	0.69 x	1.14 x	0.79 x	0.91 x	0.57 x
2008E ROE (a)	20.3 %	15.5 %	13.6 %	24.2 %	10.1 %	13.6 %	13.3 %	16.3 %
2009E ROE (a)	19.3	14.0 %	12.0 %	23.4 %	8.9 %	12.0 %	11.3 %	14.7 %
Indicated Dividend Yield	0.9 %	1.3 %	1.1 %	1.1 %	-- %	-- %	1.8 %	0.8 %
Debt/Total Capital	24.3 %	22.0 %	20.7 %	31.4 %	20.7 %	15.5 %	14.5 %	28.0 %
2007 NPW/PHS	1.0 x	0.9 x	0.9 x	0.9 x	1.1 x	0.8 x	0.7 x	1.2 x
2007 GAAP Combined Ratio	83.7 %	83.6 %	87.5 %	83.2 %	88.0 %	87.5 %	71.4 %	88.1 %
Ratings (A.M. Best/S&P/Moody's)	A-/--/--			A-/--/--	A/BBB-/A3	A/A/A3	A+/A+/A2	A+/A+/A2

Source: FactSet (8/1/08) and company filings

Note: Summary statistics exclude Traveler.

(a) IBES median consensus.
(b) Most recent quarter.
(c) Based on common shareholders' equity.
(d) Excludes accumulated other comprehensive income (AOCI).

17 | LAZARD

PROJECT SAIL IV TRAVELER VALUATION ANALYSES Dividend Discount Analysis ($ in millions; except per share amounts) Based on Management Business Plan (’08E - ’12E) 18 Source: Company information and management projections. Note: Cash flows discounted to 6/30/08. Based on management business plan leverage (GPW/PHS). (a) Represents 2H cash flows only. Assumes full achievement of management plan Subject to statutory dividend limitations Subject to 2.15x GPW/Surplus ratio Levered cash flows Assumes ongoing reinsurance arrangements with Channel PROJECTED For the Fiscal Year Ended December 31, 08 – ‘12 2008E (a) 2009E 2010E 2011E 2012E CAGR Total Free Cash Flows (excl. Terminal Value) $1.7 $27.3 $28.7 $32.0 $26.7 99.0% Terminal Value (LTM P/E Exit Multiple) 923.6 Total Cash Flows (incl. Terminal Value) $1.7 $27.3 $28.7 $32.0 $950.3 DISCOUNTED CASH FLOWS Equity Value Equity Value per Share Discount P/E Exit Multiple P/E Exit Multiple Rate 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 10.0% $632.0 $689.2 $746.4 $26.80 $29.22 $31.64 MANAGEMENT PLAN 11.0% 608.0 662.9 717.9 25.79 28.11 30.43 12.0% 585.1 637.9 690.6 24.82 27.05 29.28

V Channel Overview PROJECT SAIL

PROJECT SAIL V CHANNEL OVERVIEW Business Overview 19 CHANNEL CEO: Michael Lee Employees: 23 FTE Market Cap: $346mm A.M. Best Rating: A Reinsurance Insurance Insurance Services DESCRIPTION Primarily provides quota share reinsurance Writes a limited amount of XOL Provides risk sharing solutions Allows companies to access “A” paper An alternative to reinsurance Provides unbundled insurance services to P&C companies Obtains services at Traveler’s cost and shares in 50% of profit or loss PRODUCTS/ SERVICES Reinsurance Solutions Quota share Property and casualty per risk excess of loss Property catastrophe excess of loss Aggregate excess of loss Property surplus share Insurance Solutions Risk sharing Appointment of insurance companies as program underwriting manager Program business Unbundled Insurance Services Claims handling and administration Policy administration Insurance technology INSURANCE LINES Commercial package Fire and allied lines Commercial general liability Workers’ compensation Homeowners and personal dwellings Professional liability Commercial and personal inland marine Commercial and personal automobile TARGET CLIENTS Small insurance companies Program/underwriting managers Small insurance companies Small insurance companies Program/underwriting managers Captives KEY FINANCIAL DATA (2007) NPW: $284.8mm Combined Ratio: 87.5% Segment Profit(a): $28.7mm NPW: $91.4mm Combined Ratio: 105.8% Segment Profit(a): ($1.1mm) Revenue: $7.5mm Combined Ratio: NA Segment Profit(a): ($5.5mm) Source: Management and company filings. (a) Does not reflect investment income, corporate overhead or taxes.

PROJECT SAIL V CHANNEL OVERVIEW Strategic Assessment 20 POSITIVES CHALLENGES Benefits from significant volume of profitable business originated by Traveler Unique reinsurance model focused on low severity high frequency risks Quota share arrangements, with sliding commission scale, mitigates loss ratio volatility Increasing third-party business Focus on providing underwriting capacity and risk sharing solutions to smaller insurance companies/MGAs Bermuda domicile Uncertainty regarding continuation of Traveler relationship Limited, although growing, third-party business franchise today Soft reinsurance market Reliance on Traveler to service program business Limited operating history and seasoning as public company Trading below book value impacts ability to execute on business plan (e.g., strategic investments, access to new capital to support growth)

PROJECT SAIL V CHANNEL OVERVIEW Public Market Trading Summary ($ in millions, except per share amounts) 21 Source: FactSet (8/1/08) and company filings. (a) Includes Aspen, Endurance, PartnerRe, Everest Re and Platinum Underwriters. (b) Excludes net realized gains (losses) and other extraordinary items. (c) Excludes accumulated other comprehensive income (AOCI). (d) IBES median cons ensus. 1-YEAR PRICE/VOLUME HISTORY 1-YEAR INDEXED TOTAL RETURN HISTORY 5.00 10.00 15.00 20.00 $25.00 1 Aug 07 13 Oct 07 25 Dec 07 7 Mar 08 19 May 08 1 Aug 08 0.0 1.0 2.0 3.0 4.0 5.0 Price Volume (MM) 50 75 100 125 150 1 Aug 07 13 Oct 07 25 Dec 07 7 Mar 08 19 May 08 1 Aug 08 Channel Bermuda Reinsurers (a) S&P 500 Indexed Price (14%) (3%) (24%) SUMMARY FINANCIAL INFORMATION AND TRADING STATISTICS (LTM ENDED 3/31/08) LTM Operating Revenues (b) $344. 9 Share Price (08/01/08) $8.97 LTM Net Operating Income (b) 42.8 Diluted Shares Outstanding (mm) 38.5 Shareholders’ Equity 419. 8 FD Market Equity Value $345.5 Adjusted Shareholders’ Equity (c) 431. 9 Debt 134.0 Price/2008E EPS (d) 5.1 x 2008E EPS (d) $1.75 Price/2009E EPS (d) 4.1 2009E EPS (d) 2.20 Price/Book Value 0.82 x Indicated Annual Dividend 0.20 Price/Adjusted Book Value (c) 0.80 Long-Term Growth Rate 13.5% 2008E ROE (d) 15.2 % Ind. Dividend Yield/’08E Payout 2.2/11.4 % Debt/Total Capital 24. 2% 52-Week Low (07/15/08)/High (02/07/08) $8.74/$13.15 Average 1 Month: $9.25 6 Months: $10.39 3 Months: 9.85 1 Year: 11.06 Total Return 1 Month: (5%) 6 Months: (30%) 3 Months: (9%) 1 Year: (24%)

PROJECT SAIL V CHANNEL OVERVIEW Historical Trading Valuation: NTM Price/Earnings since IPO 22 Source: FactSet (8/1/08). (a) Includes Aspen, Endurance, PartnerRe, Everest Re and Platinum Underwriters. 0.0 3.0 6.0 9.0 12.0x 23 Mar 07 30 Jun 07 7 Oct 07 15 Jan 08 23 Apr 08 1 Aug 08 Channel Bermuda Reinsurers (a) Average Current 1-Year 2-Years 3-Years Channel 4.4x 6.0x -- -- Bermuda Reinsurers (a) 6.5 7.1 7.4x 7.3x 4.4x 6.5x

PROJECT SAIL V CHANNEL OVERVIEW Historical Trading Valuation: Price/Reported Book Value since IPO 23 0.50 0.75 1.00 1.25 1.50 1.75 2.00x 23 Mar 07 30 Jun 07 7 Oct 07 15 Jan 08 23 Apr 08 1 Aug 08 Channel Bermuda Reinsurers (a) Average Current 1-Year 2-Years 3-Years Channel 0.82x 1.03x -- -- Bermuda Reinsurers (a) 0.91 0.99 1.06x 1.10x 0.82x 0.91x Source: FactSet (8/1/08). (a) Includes Aspen, Endurance, PartnerRe, Everest Re and Platinum Underwriters.

PROJECT SAIL V CHANNEL OVERVIEW Summary of Analyst Estimates and Recommendations 24 Source: FactSet (8/1/08), Bloomberg and equity research. (a) Excluded from IBES consensus. Accounting differences exist. RECOMMENDATION SUMMARY RECOMMENDATION SUMMARY Analyst coverage is limited No large capital markets banks cover the stock Median price target at $14.00 per share Most recent (July) published price targets ranged from $11.50 to $14.00 per share Buy 100% PRICE TARGETS & EARNINGS ESTIMATES CONSENSUS RATING TREND Price Estimated EPS Firm Name Rating Target 2008E 2009E Date KeyBanc Buy $11.50 $1.80 $2.20 7/21/08 Keefe, Bruyette & Woods Outperform 14. 00 1.78 (a) 2.26 7/9/08 P iper Jaffray Buy 19.00 1.75 (a) 2.05 5/8/08 Fox-Pitt Kelton Outperform 13.00 1.75 2.05 5/7/08 F riedman, Billings, Ramsey Outperform 17. 00 1.75 2.20 5/6/06 High $ 19.00 $1.80 $2.26 Consensus Mean 14.90 1.77 2.15 Statistics Median 14.00 1.75 2.20 Low 11.50 1.75 2.05 Buy 100% Current Price: $8.97 Hold 0% % Difference vs. Median: (36%) Sell 0% 1 2 3 4 5 1 Aug 07 13 Oct 07 25 Dec 07 7 Mar 08 19 May 08 1 Aug 08 5.00 7.50 10.00 12.50 $15.00 Rating Consensus Share Price 5=Buy 3=Hold 1=Sell Price Rating

PROJECT SAIL V CHANNEL OVERVIEW Shareholder Ownership Summary 25 Source: FactSet (8/1/08). TOP SHAREHOLDERS BREAKDOWN OF CURRENT OWNERSHIP INSIDERS Rank Holder Name Position % O/S 1 Traveler 3,682,000 9.6% 2 Cooperman Leon G 2,500,700 6.5 3 Lee Michael H 641,138 1.7 4 Weiner Joel S 32,220 0.1 5 Robbie William A 19,529 0.1 6 Van Gorder Jan R 14,529 0.0 7 Doyle Gregory T 12,241 0.0 8 Smith Robert S 11,529 0.0 9 Beitz Joseph P 9,000 0.0 10 Brown Roger Alan 7,500 0.0 Top 10 Insiders 6,930,386 18.1% Total Insiders 6,933,386 18.1% INSTITUTIONS INSTITUTIONAL INVESTMENT SYTLE Rank Holder Name Position % O/S 1 Columbia Management Advisors, Inc. 3,464,472 9.0% 2 Capital World Investors 1,295,000 3.4 3 UBS Global Asset Management 1,121,794 2.9 4 Barclays Global Investors 884,957 2.3 5 Vanguard Group, Inc. 843,358 2.2 6 Eubel Brady & Suttman Asset Mgmt. 826,007 2.2 7 Lazard Asset Management LLC 762,959 2.0 8 Cumberland Associates LLC 698,474 1.8 9 ADAR Investment Management LLC 630,000 1.6 10 DePrince, Race & Zollo, Inc. 626,730 1.6 Top 10 Institutions 11,153,751 29.1% Total Institutions 25,620,030 66.9% Implied Retail 5,752,584 15.0% Total 38,306,000 100.0% GARP 40% Value 18% Index 9% Yield 2% Growth 31% Institutions 67% Insiders 18% Implied Retail 15%

VI Channel Management Projections PROJECT SAIL

PROJECT SAIL VI CHANNEL MANAGEMENT PROJECTIONS Comparison of Management Projections and IBES Consensus ($ in millions, except per share amounts) 26 Source: FactSet (8/1/08) and m anagement projections. Mgmt. IBES Mgmt. vs. IBES Net Income $67.4 $62.0 ($5.4) % Change (8.0%) EPS 1.75 1.61 (0.14) % Change (8.0%) Net Income $81.8 $89.6 $7.8 % Change 9.5% EPS 2.20 2.32 0.12 % Change 5.5% Net Income -- $101.7 -- % Change EPS -- 2.64 -- % Change ‘08E - ‘09E EPS Growth 25.7% 44.2% ‘09E - ‘10E EPS Growth -- 13.6% 2009E 2010E 2008E

VII Analysis of Transaction PROJECT SAIL

PROJECT SAIL VII ANALYSIS OF TRANSACTION Analytical Approach Summary valuation based upon Publicly available information Information provided by Channel management Discussions with Channel management The following valuation analyses have been performed Public market trading analysis Dividend discount analysis Selected precedent transactions were reviewed and analyzed; however, due to the scarcity of relevant precedent transactions, Lazard did not rely upon this methodology in analyzing the value of Channel Premiums paid in selected transactions were also reviewed Recent property casualty insurance Financial services All industries 27

9/16/20 08 3:54:49 PM PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL Historical Exchange Ratio – Channel/Traveler 28 Source: FactSet (8/1/08). 0.3000 0.3500 0.4000 0.4500 0.5000 0.5500 0.6000 0.6500 1 Aug 07 13 Oct 07 25 Dec 07 7 Mar 08 19 May 08 1 Aug 08 Channel/Traveler Exchange Ratio Average 0.3870 0.4121 52-Week High/Low vs. Current Actual 52-Week High 25% 0.4836 Date 7/18/08 52-Week Low (14%) 0.3332 Date 12/25/07 VWAP vs. Current Actual 30 Day 15% 0.4432 45 Day 9% 0.4221 60 Day 8% 0.4182 90 Day 6% 0.4106

9/16/20 08 3:54:49 PM PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL Summary of Selected Transaction Statistics ($ in millions, except per share amounts) 29 Note: Based on Channel fully diluted share count. (a) Includes Aspen, Endurance, PartnerRe, Everest Re and Platinum Underwriters. (b) Based on 8/1/08 Traveler share price $23.18. (c) Excludes accumulated and other comprehensive income (AOCI ). Selected Comparable Channel Offer Traded Companies (a) P&C Premiums Paid Analysis Statistic Price Mean Median Deals FIG All Implied Stock Consideration per Share (b) $10.89 Cash Distribution per Share 1.83 Warrant Value per Share 0.06 Total Consideration per Share $12.79 Exchange Ratio (Stock Only) 0.4700x Implied Aggregate Exchange Ratio 0.5516x Aggregate Consideration ($mm) $494.1 Consideration as Multiple of: IBES: 2008E EPS $1.75 7.3x 6.2x 6.4x 2009E EPS 2.20 5.8 6.4 6.8 Management: 2008E EPS $1.61 7.9x 6.2x 6.4x 2009E EPS 2.32 5.5 6.4 6.8 Book Value per Share (6/30/08E): Reported $11.05 1.16x 0.90x 0.91x Adjusted (c) 11.51 1.11 0.92 0.91 Implied Premium: Current (8/1/08) $8.97 43% 31% 21% 23% 1-Week Prior 9.21 39% 30% 21% 23% 1-Month Prior 9.49 35% 38% 24% 25% 52-Week High 13.15 (3%) 52-Week Low 8.74 46% 30 Day VWAP 9.18 39%

PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL IBES MANAGEMENT $15.17 $15.63 $11.23 $11.50 $10.50 $10.00 $12.50 $12.00 6.00 8.00 10.00 12.00 14.00 16.00 $18.00 Comparable Public Companies (IBES) Comparable Public Companies (Mgmt.) Dividend Discount Analysis (5-Year) Comparable Public Companies + 15 - 25% Control Premium Proposed Transaction Current 52-Week High 52-Week Low Median Analyst Price Target Proposed Transaction $12.79 (a) Current $8.97 52-Week Low $8.74 Median Analyst Price Target $14.00 Channel Share Price 52-Week High $13.54 (b) 30 Summary Valuation – Channel Standalone Source: FactSet (8/1/08), management and company filings. (a) Includes stock consideration of $10.89 per share, cash distribution of $1.83 per share and warrant value of $0.06 per share. (b) Adjusted for assumed 35% tax rate.

PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL MARKET VALUATION(a) RELATIVE VALUATION(b) IBES MANAGEMENT IBES MANAGEMENT 0.4314x 0.4530x 0.4847x 0.4961x 0.3509x 0.3684x 0.3551x 0.5177x 0.6545x 0.6741x 0.5952x 0.6113x 0.5393x 0.5455x 0.3000 0.3500 0.4000 0.4500 0.5000 0.5500 0.6000 0.6500 0.7000 0.7500x Comparable Public Companies (IBES) Comparable Public Companies (Mgmt.) Dividend Discount Analysis (5-Year) Comparable Public Companies + 15 - 25% Control Premium Comparable Public Companies (IBES) Comparable Public Companies (Mgmt.) Dividend Discount Analysis (5-Year) Proposed Transaction Current Median Analyst Price Target Proposed Transaction 0.5516x (c) Current 0.3870x Median Analyst Price Target 0.4000x Exchange Ratio (d) (d) 31 Summary Valuation – Exchange Ratios (a) Exchange ratio of Channel implied valuation range (hi/low) divided by current Traveler share price. (b) Exchange ratio of implied Channel valuation range (hi/low) divided by implied Traveler valuation range (low/hi). (c) Includes stock consideration of $10.89 per share, cash distribution of $1.83 per share and warrant value of $0.06 per share. (d) Adjusted for assumed 35% tax rate.

9/16/20 08 3:54:49 PM PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL Selected Range/ Channel Observed Range Discount Rate Implied Value Range Statistic Low High Low High Low High I. Comparable Public Companies – IBES 2008E EPS $1.75 5.4x – 7.0x 5.5x – 6.5x $9.63 – $11.38 2009E EPS 2.20 5.2 – 7.0 6.0 – 7.0 13.20 – 15.40 6/30/08E Reported BVPS 11.05 0.79x – 0.98x 0.85x – 0.95x 9.39 – 10.50 6/30/08E Adjusted BVPS (a) 11.51 0.79 – 1.04 0.85 – 0.95 9.79 – 10.94 Implied Valuation Range $10.00 – $12.00 II. Comparable Public Companies – Management 2008E EPS $1.61 5.4x – 7.0x 5.5x – 6.5x $8.86 – $10.47 2009E EPS 2.32 5.2 – 7.0 6.0 – 7.0 13.93 – 16.25 6/30/08E Reported BVPS 11.05 0.79x – 0.98x 0.85x – 0.95x 9.39 – 10.50 6/30/08E Adjusted BVPS (a) 11.51 0.79 – 1.04 0.85 – 0.95 9.79 – 10.94 Implied Valuation Range $10.50 – $12.50 III. Precedent Transactions Analysis 2008E EPS $1.61 NM – NM NM – NM NM – NM 2009E EPS 2.32 NM – NM NM – NM NM – NM 6/30/08E Reported BVPS 11.05 NM – NM NM – NM NM – NM 6/30/08E Adjusted BVPS (a) 11.51 NM – NM NM – NM NM – NM Implied Valuation Range NM – NM IV. Dividend Discount Analysis (5-Year) LTM P/E Exit Multiple 8.5x – 10.5x -- – -- Discount Rate 9.0% – 11.0% -- – -- Implied Valuation Range $11.23 – $15.17 V. Public Market Trading Analysis + Illustrative Control Premium 15% $11.50 – $14.38 20% 12.00 – 15.00 25% 12.50 – 15.63 Implied Valuation Range $11.50 – $15.63 Memo: 52-Week Low/High $8.74 – $13.15 Analyst Price Target Low/High 11.50 – 19.00 Current Share Price 8.97 Implied Offer Value (8/1/08) 12.79 Summary Valuation Analysis 32 Source: FactSet (8/1/08) and management projections. (a) Excludes accumulated and other comprehensive income (AOCI ). (b) Includes stock consideration of $10.89 per share, cash distribution of $1.83 per share and warrant value of $0.06 per share. (b)

PROJECT SAIL
VII ANALYSIS OF TRANSACTION

Comparable Bermuda Public Company Trading Analysis

($ in millions, except per share data)

		Summary Statistics		Selected Comparable Public Companies				
	Channel	Mean	Median	Aspen	Endurance	Everest Re	PartnerRe	Platinum
Market Data:								
Ticker	CPHL			AHL	ENH	RE	PRE	PTP
Current Share Price	$8.97			$25.76	$30.94	$82.22	$70.55	$35.91
% of 52W High	68 %	82 %	84 %	85 %	72 %	72 %	84 %	95 %
% of 52W Low	103 %	113 %	113 %	114 %	116 %	110 %	112 %	113 %
FD Market Capitalization	$346			$2,159	$2,005	$5,097	$3,810	$2,022
Price as a Multiple of:								
EPS:								
2008E (a)	5.1 x	6.2 x	6.4 x	6.4 x	5.4 x	7.0 x	6.4 x	6.1 x
2009E (a)	4.1	6.4	6.8	6.0	5.2	6.8	7.0	6.8
Book Value (MRQ) (b):								
Reported (c)	0.82 x	0.90 x	0.91 x	0.86 x	0.79 x	0.91 x	0.98 x	0.97 x
Adjusted (d)	0.80	0.92	0.91	0.89	0.79	0.91	1.04	0.96
Selected Ratios:								
Long-Term Growth Rate (a)	13.5 %	9.9 %	10.0 %	10.0 %	12.0 %	10.0 %	5.0 %	12.5 %
'08 - '09 EPS Growth	25.7 %	(1.4) %	2.2 %	7.2 %	2.2 %	3.0 %	(8.6) %	(10.7) %
2008E PEG Ratio	0.38 x	0.71 x	0.64 x	0.64 x	0.45 x	0.70 x	1.28 x	0.48 x
2008E ROE (a)	15.2 %	15.1 %	15.4 %	14.4 %	15.4 %	12.8 %	15.6 %	17.5 %
2009E ROE (a)	16.7	13.4 %	13.3 %	13.3 %	14.6 %	12.3 %	13.3 %	13.6 %
Indicated Dividend Yield	2.2 %	2.3 %	2.3 %	2.3 %	3.2 %	2.3 %	2.6 %	0.9 %
Debt/Total Capital	24.2 %	14.8 %	16.1 %	9.3 %	16.1 %	17.6 %	18.9 %	12.2 %
2007 GPW/BV	0.80 x	0.88 x	0.86 x	0.89 x	0.86 x	0.76 x	1.12 x	0.76 x
2007 NPW/BV	0.80	0.81	0.76	0.76	0.76	0.73	1.10	0.70
2007 GAAP Combined Ratio	93.9 %	83.2 %	81.0 %	83.0 %	79.9 %	91.6 %	80.4 %	81.0 %
Ratings (A.M. Best/S&P/Moody's)	A-/--/--			A/A/A2	A/A/A2	A+/AA-/Aa3	A+/AA-/Aa3	A/-/-

Source: FactSet (8/1/08) and company filings
Note: Summary statistics exclude Channel
(a) IBES median consensus.
(b) Most recent quarter.
(c) Based on common shareholders' equity.
(d) Excludes accumulated other comprehensive income (AOCI).

33 | LAZARD

9/16/20 08 3:54:49 PM PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL Comparable Reinsurance Transactions Analysis ($ in millions, except per share amounts) 34 Source: FactSet, equity research and company filings. (a) Excludes accumulated other comprehensive income (AOCI). (b) Based on share price four weeks prior to announcement. (c) Reflects base purchase price. (d) Based on equity research. Selected precedent transactions involving property casualty reinsurance companies since 1998 were reviewed and analyzed. Due to the scarcity of relevant precedent transactions, Lazard did not rely upon this analysis in analyzing the value of Channel Price as a Multiple of: Announce Target Equity Earnings per Share Book Value Date Acquiror / Target Country Value % Cash LTM NTM FY1 FY2 Reported Adjusted (a) Premium (b) 11/18/05 Swiss Re/ U.S. $6,800 (c) 67% -- -- 14.3x 19.8x 1.00x -- -- GE Insurance Solutions 2/16/99 XL Capital/ U.S. 1,085 0% 12.0x 13.8x 15.2 13.8 1.44 1.58x 19.9% NAC Re 6/19/98 Berkshire Hathaway/ U.S. 22,340 0% 23.0 20.6 21.4 19.6 2.53 3.68 24.8% General Re 7/24/98 Gerling-Konzern/ U.S. 700 0% -- -- 11.7 (d) -- 1.30 (d) -- -- Constitution Re High 23.0x 20.6x 21.4x 19.8x 2.53x 3.68x 24.8% Mean 17.5 17.2 15.6 17.7 1.57 2.63 22.3% Median 17.5 17.2 14.7 19.6 1.37 2.63 22.3% Low 12.0 13.8 11.7 13.8 1.00 1.58 19.9%

9/16/20 08 3:54:49 PM PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL Premiums Paid in Recent P&C Transactions ($ in millions, except per share amounts) 35 Source: SNL and FactSet. Note: Reflects transactions with equity values greater than $100 million. (a) Reported. (b) Maximum cash consideration, based on proration. Premiums paid in selected precedent transactions involving property casualty insurance companies since 1997 were reviewed and analyzed. Lazard did not rely upon this analysis in analyzing the value of Channel Price as a Multiple of: Announce Equity Earnings per Share Book Premium Date Acquiror / Target Value % Cash LTM NTM FY1 FY2 Value (a) 1 Day 1 Week 1 Month 7/22/08 Tokio Marine Holdings Inc./ $4,782 100% 14.1x 16.1x 16.2x 16.0x 2.81x 80.1% 89.8% 76.4% Philadelphia Consolidated Hldg 6/27/08 Allied World Assurance Co./ 550 100% 13.1 13.2 12.8 13.9 2.02 12.4 16.4 12.5 Darwin Professional Undrwrtr 4/23/08 Liberty Mutual Holding Co./ 6,219 100% 9.8 11.4 11.4 11.3 1.81 50.9 48.4 58.3 Safeco Corp. 3/8/08 Berkshire Hathaway Inc./ 836 100% -- -- -- -- -- -- -- -- White Mountain subsidiaries 2/20/08 Meadowbrook Insurance Group/ 272 45% (b) 10.8 11.4 11.6 11.4 1.66 30.0 24.4 37.3 ProCentury Corp. 1/10/08 Employers Holdings Inc/ 194 100% 11.2 11.4 9.5 11.6 1.27 44.0 41.1 38.0 AmCOMP Inc. 1/3/08 QBE Insurance Group Ltd./ 146 100% 21.1 17.9 20.0 17.8 1.51 50.2 46.3 48.6 North Pointe Holdings Corp. 10/30/07 Fundacion Mapfre/ 2,274 100% 10.5 12.9 12.3 13.1 1.65 14.7 25.3 22.2 Commerce Group Inc. 10/16/07 Munich Reinsurance Co./ 1,330 100% 14.8 16.3 16.0 16.5 2.05 15.3 12.2 16.1 Midland Co. 10/15/07 The Doctors Company/ 280 100% 18.5 -- -- -- 1.25 23.4 30.8 46.4 SCPIE Holdings Inc. 6/11/07 D. E. Shaw & Co. LP/ 574 100% 14.6 13.6 14.1 12.7 2.34 (1.9) 2.1 1.2 James River Group Inc. 5/6/07 Liberty Mutual Holding Co./ 2,744 100% 11.9 16.8 16.7 16.9 1.65 32.1 37.7 44.4 Ohio Casualty Corp. 4/27/07 Alleghany Corp./ 195 100% 4.2 -- -- -- 1.48 -- -- -- Employers Direct 3/1/07 Zurich Financial Services AG/ 695 100% 16.4 15.0 16.1 15.2 1.86 38.5 29.2 34.1 Bristol West Holdings Inc. 1/4/07 QBE Insurance Group Limited/ 1,156 100% -- -- -- -- -- -- -- -- Winterthur U.S. Holdings Inc. High 21.1x 17.9x 20.0x 17.8x 2.81x 80.1% 89.8% 76.4% Mean 13.1 14.2 14.2 14.2 1.80 32.5 33.6 36.3 Median 13.1 13.6 14.1 13.9 1.66 31.0 30.0 37.6 Low 4.2 11.4 9.5 11.3 1.25 (1.9) 2.1 1.2

9/16/20 08 3:54:49 PM PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL Dividend Discount Analysis ($ in millions; except per share amounts) Based on Management projections (’08E – ’12E) 36 Source: Company information and management projections. Note: Cash flows discounted to 6/30/08. (a) Represents 2H cash flows only. Assumes full achievement of management plan Subject to statutory dividend limitations (CPIC only) Levered cash flows Assumes ongoing reinsurance arrangements with Traveler CPRe and CPIC subject to NPW/Surplus of 1.05x and 1.15x respectively Results adjusted to reflect estimated impact of U.S. taxation PROJECTED For the Fiscal Year Ended December 31, 08 – '12 2008E (a) 2009E 2010E 2011E 2012E CAGR Free Cash Flow (Excl. Terminal Value) ($75.8) $1.0 $43.5 $14.6 $5.1 -- Terminal Value (LTM/PE Exit Multiple) 816.1 Total Cash Flows (incl. Terminal Value) ($75.8) $1.0 $43.5 $14.6 $821.2 DISCOUNTED CASH FLOWS Equity Value Equity Value per Share Discount P/E Exit Multiple P/E Exit Multiple Rate 8.5x 9.5x 10.5x 8.5x 9.5x 10.5x 9.0% $473.0 $531.3 $589.6 $12.26 $13.72 $15.17 MANAGEMENT PLAN 10.0% 452.1 508.1 564.0 11.73 13.14 14.54 11.0% 432.3 486.0 539.7 11.23 12.58 13.93

9/16/20 08 3:54:49 PM PROJECT SAIL VII ANALYSIS OF TRANSACTION PROJECT SAIL Premiums Paid Analysis 37 100% stock and stock/cash transactions for U.S. targets between $250 mm - $1.5 bn equity value (1/1/05 – 7/18/08). Lazard did not rely upon this analysis in analyzing the value of Channel Source: SDC (7/18/08). Note: Includes pending and completed deals where 100% of the outstanding shares of the target were acquired. Excludes all share repurchases, minority buy-outs, and merger of equals. Prior to Financial All Announcement Services Industries 1-Day 84% 84% HIGH 1-Week 81% 81% 1-Month 89% 89% 1-Day 26% 26% MEAN 1-Week 26% 26% 1-Month 28% 27% 1-Day 21% 23% MEDIAN 1-Week 21% 23% 1-Month 24% 25% 1-Day (12%) (12%) LOW 1-Week (4%) (4%) 1-Month (4%) (6%) Memo: Number of Transactions 36 97

VIII Pro Forma Financial Analysis PROJECT SAIL

9/16/20 08 3:54:49 PM PROJECT SAIL VIII PRO FORMA FINANCIAL ANALYSIS PROJECT SAIL Selected Transaction Assumptions 38 2009E pre-tax transaction adjustments based on 0.4700x exchange ratio and Traveler share price of $23.18 Transaction close: December 2008 Consideration: Traveler’s common stock issued at 0.4700x exchange ratio. Cash distribution at closing of $1.83 per share, or $66mm in aggregate to Channel shareholders excluding Traveler, from Channel holding company. Value of cancelled Channel warrants owned by Traveler of $0.06 per share Assumes 0.4700x exchange ratio (within collar) Assumed purchase accounting adjustments: Estimated intangibles: ~ $8mm (amortized over 10 years) Loss from Traveler accounting change from brokerage to insurance company: ~ $6mm (first 12 months) Loss of equity income in Channel: ~ $6mm Estimated transaction costs: $20mm Loss of Bermuda tax benefit: ~ $30mm (assumes ~ 35% tax rate) Increased earnings from shift towards higher margin business mix (e.g., reduced reinsurance business and increased primary business): ~ $1mm Loss from impact of external reinsurance: ~ $3mm Expense synergies: ~ $6mm Adjustments tax effected at 35% tax rate Assumes Traveler standalone annual dividend per share maintained following close ($0.20) Channel employee options and restricted stock will be rolled over and become exercisable for or convertible into Traveler common stock (with no acceleration of vesting) Assumes that Traveler employees waive rights to accelerated vesting for options and restricted stock

PROJECT SAIL VIII PRO FORMA FINANCIAL ANALYSIS PROJECT SAIL Pro Forma Income Statement - Before Incremental Revenue Synergies ($ in millions, except per share amounts) 39 Source: FactSet (8/1/08), company filings and management projections. Note: Standalone data based on management projections. Assumes 0.4700x exchange ratio and Traveler share price of $23.18 Standalone Net Income: Traveler Channel Subtotal Adjustments: Cost Savings Amortization of Identifiable Intangibles Loss of Equity Income from Channel Foregone Interest Income on Cash Shift in Business Mix Change in TRM Accounting Impact of External Reinsurance Ceded Channel Tax Adjustment Subtotal Pro Forma Net Income WA Diluted Shares (mm): Pro Forma Traveler Standalone Earnings per Share: Pro Forma Traveler Standalone Accretion/(Dilution): $ % 2009E 2010E $76.0 $81.0 89.6 101.7 $165.6 $182.8 $3.6 $4.7 (0.5) (0.5) (3.9) (4.9) (3.1) (3.1) 0.6 1.7 (3.7) (0.4) (2.1) (5.4) (29.5) (33.3) ($38.6) ($41.1) $127.0 $141.6 40.2 40.2 23.3 23.3 $3.16 $3.52 3.26 3.47 ($0.10) $0.05 (3.1%) 1.4%

Appendix PROJECT SAIL

A Premiums Paid Analysis PROJECT SAIL

PROJECT SAIL

A PREMIUMS PAID ANALYSIS

Precedent Transactions – FIG

($ in millions)

100% stock and stock/cash transactions for U.S. targets between $250 mm - $1.5 bn equity value (1/1/04 – 7/18/08)

Announce Date	Acquiror	Target	Equity Value	Premium to: 1-Day	1-Week	1-Month
02/20/08	Meadowbrook Ins Grp Inc	ProCentury Corp	$272	30.0%	24.4%	37.3%
11/09/07	FNB Corp	Omega Financial Corp	393	18.8	20.6	8.6
09/26/07	Frontier Finl Corp	Washington Banking Co	276	84.2	80.6	88.1
09/07/07	National Penn Bancshares	KNBT Bancorp Inc	476	20.5	17.7	24.4
08/16/07	Fifth Third Bancorp	First Charter Corp	1,091	53.1	61.3	61.4
07/27/07	KeyCorp	USB Holding Co Inc	568	63.2	49.0	30.9
07/19/07	M&T Bank Corp	Partners Trust Financial Group	543	24.9	21.7	20.2
07/19/07	PNC Finl Svcs Grp Inc	Sterling Financial Corp	561	79.1	71.2	88.8
06/07/07	PNC Finl Svcs Grp Inc	Yardville National Bancorp	400	(2.2)	(2.8)	(4.3)
05/17/07	Capitalsource Inc	TierOne Corp	638	35.3	37.3	33.7
05/01/07	Susquehanna Bancshares Inc	Community Banks Inc	815	43.9	37.2	39.0
01/09/07	Wells Fargo & Co	Placer Sierra Bancshares	629	17.7	16.3	17.6
12/21/06	BB&T Corp	Coastal Finl	394	18.0	18.1	23.5
11/02/06	New York Community Bancorp	PennFed Finl Svcs Inc	262	11.5	6.6	11.1
09/17/06	Sterling Financial Corp	Northern Empire Bancshares	334	22.2	22.6	21.1
07/27/06	Natl City Corp	Fidelity Bankshares Inc	1,048	11.6	16.9	25.4
07/18/06	Prosperity Bancshares Inc	Texas United Bancshares	354	6.7	3.5	14.2
07/10/06	Natl City Corp	Harbor Florida Bancshares Inc	1,110	21.6	20.8	24.8
05/16/06	First Community Bancorp Inc	Community Bancorp Inc	270	6.5	14.1	13.3
02/07/06	Umpqua Holdings Corp	Western Sierra Bancorp	349	8.7	9.9	16.6

Source: SDC (7/18/08).

Note: Includes pending and completed deals where 100% of the outstanding shares of the target were acquired. Excludes all share repurchases, minority buy-outs, and merger of equals.

40 | LAZARD

9/16/20 08 3:54:49 PM PROJECT SAIL A PREMIUMS PAID ANALYSIS PROJECT SAIL Precedent Transactions – FIG (cont'd) ($ in millions) 41 100% stock and stock/cash transactions for U.S. targets between $250 mm - $1.5 bn equity value (1/1/04 – 7/18/08) Source: SDC (7/18/08). Note: Includes pending and completed deals where 100% of the outstanding shares of the target were acquired. Excludes all share repurchases, minority buy-outs, and merger of equals. Announce Equity Premium to: Date Acquiror Target Value 1-Day 1-Week 1-Month 12/15/05 BB&T Corp Main Street Banks Inc $628 (0.8%) 0.9% 5.3% 11/09/05 Marshall & Ilsley Corp Gold Banc Corp Inc 752 24.1 23.8 25.4 09/27/05 Vector Group Ltd New Valley Corp 252 44.7 43.7 46.7 07/26/05 Fulton Finl Corp Columbia Bancorp Inc 319 16.9 17.3 15.9 03/21/05 Associated Banc State Finl Svcs Corp 275 26.6 23.3 27.7 11/16/04 Cmnty Banks Inc PennRock Finl Svcs Corp 343 48.8 49.8 58.4 08/02/04 Fifth Third Bancorp First National Bankshares 1,253 40.5 47.5 35.3 07/16/04 PNC Finl Svcs Grp Inc Riggs Natl Corp,Washington 627 (11.8) (3.6) (3.5) 04/28/04 Associated Banc First Federal Capital Corp 612 27.2 32.0 25.7 03/15/04 Umpqua Holdings Corp Humboldt Bancorp 285 19.0 20.2 21.6 03/09/04 Sovereign Bancorp Inc Waypoint Financial Corp 982 13.1 12.3 7.4 01/27/04 Coml Capital Bancorp Inc Hawthorne Financial Corp 682 62.1 67.6 67.8 01/27/04 Huntington Bancshares Inc Unizan Financial Corp 578 15.0 20.4 28.7 01/26/04 Sovereign Bancorp Inc Seacoast Finl Svcs Corp 935 13.9 22.2 23.7 01/22/04 Intl Bancshares Corp Local Financial Corp 386 (4.6) (2.4) 5.1 01/08/04 Sky Financial Group Inc Second Bancorp Inc 317 20.9 24.0 17.0 High 84.2% 80.6% 88.8% Mean 25.9% 26.3% 27.9% Median 20.7% 21.3% 24.1% Low (11.8%) (3.6%) (4.3%)

PROJECT SAIL

A PREMIUMS PAID ANALYSIS

Precedent Transactions – All Industries

($ in millions)

100% stock and stock/cash transactions for U.S. targets between $250 mm - $1.5 bn equity value (1/1/04 – 7/18/08)

Announce Date	Acquiror	Target	Equity Value	Premium to: 1-Day	1-Week	1-Month
07/15/08	ViroPharma Inc	Lev Pharmaceuticals Inc	$439	48.7%	44.0%	49.5%
03/31/08	ANSYS Inc	Ansoft Corp	858	39.3	30.0	38.0
02/20/08	Meadowbrook Ins Grp Inc	ProCentury Corp	272	30.0	24.4	37.3
12/13/07	ON Semiconductor Corp	AMIS Holdings Inc	906	38.0	32.1	25.4
11/29/07	Verasun Energy Corp	US BioEnergy Corp	686	7.3	22.1	18.1
11/13/07	Regeneration Technologies Inc	Tutogen Medical Inc	283	26.7	14.0	8.3
11/09/07	FNB Corp	Omega Financial Corp	393	18.8	20.6	8.6
11/05/07	Gramercy Capital Corp	American Finl Realty Trust	1,083	30.7	23.3	11.4
10/25/07	Omniture Inc	Visual Sciences Inc	377	3.9	6.2	24.4
09/26/07	Frontier Finl Corp	Washington Banking Co	276	84.2	80.6	88.1
09/23/07	ARRIS Group Inc	C-COR Inc	701	39.2	40.0	12.1
09/07/07	National Penn Bancshares	KNBT Bancorp Inc	476	20.5	17.7	24.4
09/05/07	MarkWest Energy Partners LP	Markwest Hydrocarbon Inc	735	23.1	19.3	11.8
08/16/07	Fifth Third Bancorp	First Charter Corp	1,091	53.1	61.3	61.4
08/13/07	RF Micro Devices Inc	Sirenza Microdevices Inc	906	17.5	31.0	29.3
07/27/07	KeyCorp	USB Holding Co Inc	568	63.2	49.0	30.9
07/22/07	ev3 Inc	FoxHollow Technologies Inc	783	4.9	16.6	22.2
07/19/07	PNC Finl Svcs Grp Inc	Sterling Financial Corp	561	79.1	71.2	88.8
07/19/07	M&T Bank Corp	Partners Trust Financial Group	543	24.9	21.7	20.2
07/02/07	Consolidated Communications	North Pittsburgh Systems Inc	375	17.7	19.0	25.3
06/18/07	CyberSource Corp	Authorize.Net Hldg Inc	694	42.7	44.3	54.5
06/11/07	Cal Dive International Inc	Horizon Offshore Inc	628	13.8	11.8	23.2
06/07/07	PNC Finl Svcs Grp Inc	Yardville National Bancorp	400	(2.2)	(2.8)	(4.3)
06/04/07	Inverness Med Innovations Inc	Cholestech Corp	352	25.2	23.1	15.3
06/03/07	Qiagen NV	Digene Corp	1,488	36.8	40.4	33.3

Source: SDC (7/18/08).

Note: Includes pending and completed deals where 100% of the outstanding shares of the target were acquired. Excludes all share repurchases, minority buy-outs, and merger of equals.

42 | LAZARD

9/16/20 08 3:54:49 PM PROJECT SAIL A PREMIUMS PAID ANALYSIS PROJECT SAIL Precedent Transactions – All Industries (cont'd) ($ in millions) 43 100% stock and stock/cash transactions for U.S. targets between $250 mm - $1.5 bn equity value (1/1/04 – 7/18/08) Source: SDC (7/18/08). Note: Includes pending and completed deals where 100% of the outstanding shares of the target were acquired. Excludes all share repurchases, minority buy-outs, and merger of equals. Announce Equity Premium to: Date Acquiror Target Value 1-Day 1-Week 1-Month 05/17/07 Capitalsource Inc TierOne Corp $638 35.3% 37.3% 33.7% 05/01/07 Susquehanna Bancshares Inc Cmnty Banks Inc 815 43.9 37.2 39.0 04/25/07 Jarden Corp K2 Inc 787 23.6 23.1 28.6 03/18/07 Quanta Services Inc InfraSource Services Inc 1,253 17.4 21.5 27.8 02/27/07 Great Atlantic & Pacific Tea Pathmark Stores Inc 688 8.0 8.9 18.6 02/14/07 Equifax Inc TALX Corp 1,211 10.8 12.2 30.3 01/09/07 Wells Fargo & Co Placer Sierra Bancshares 629 17.7 16.3 17.6 12/21/06 BB&T Corp Coastal Finl 394 18.0 18.1 23.5 11/12/06 Illumina Inc Solexa Inc 539 44.3 45.2 42.0 11/02/06 New York Community Bancorp PennFed Finl Svcs Inc 262 11.5 6.6 11.1 10/17/06 Level 3 Communications Inc Broadwing Corp 1,360 15.3 27.2 34.2 10/12/06 Internap Network Services Corp VitalStream Holdings Inc 281 36.7 1.7 (6.4) 09/22/06 Superior Energy Services Inc Warrior Energy Services Corp 438 71.2 59.7 35.0 09/18/06 Smithfield Foods Inc Premium Standard Farms Inc 676 18.9 30.9 33.0 09/17/06 Citizens Communications Co Commonwealth Telephone Entrp 884 8.3 17.2 22.0 09/17/06 Sterling Financial Corp Northern Empire Bancshares 334 22.2 22.6 21.1 09/13/06 Health Care REIT Inc Windrose Med Ppty Trust 379 19.0 20.2 20.7 08/07/06 Brocade Commun Sys Inc McDATA Corp 788 64.5 60.0 36.3 07/27/06 Natl City Corp Fidelity Bankshares Inc 1,048 11.6 16.9 25.4 07/23/06 Lexington Corporate Ppty Trust Newkirk Realty Trust Inc 397 20.8 23.8 21.9 07/18/06 Prosperity Bancshares Inc Texas United Bancshares 354 6.7 3.5 14.2 07/10/06 Natl City Corp Harbor Florida Bancshares Inc 1,110 21.6 20.8 24.8 06/12/06 Plains All American Pipeline Pacific Energy Partners LP 1,395 10.6 10.2 15.4 05/16/06 First Community Bancorp Inc Community Bancorp Inc 270 6.5 14.1 13.3 05/02/06 Quantum Corp Advanced Digital Infon Corp 776 48.0 45.5 41.6

9/16/20 08 3:54:49 PM PROJECT SAIL A PREMIUMS PAID ANALYSIS PROJECT SAIL Precedent Transactions – All Industries (cont'd) ($ in millions) 44 100% stock and stock/cash transactions for U.S. targets between $250 mm - $1.5 bn equity value (1/1/04 – 7/18/08) Source: SDC (7/18/08). Note: Includes pending and completed deals where 100% of the outstanding shares of the target were acquired. Excludes all share repurchases, minority buy-outs, and merger of equals. Announce Equity Premium to: Date Acquiror Target Value 1-Day 1-Week 1-Month 03/08/06 Micron Technology Inc Lexar Media Inc $906 37.6% 38.1% 48.2% 02/07/06 Umpqua Holdings Corp Western Sierra Bancorp 349 8.7 9.9 16.6 01/18/06 Reliance Steel & Aluminum Co Earle M Jorgensen Co 683 24.6 30.5 31.3 01/12/06 Viisage Technology Inc Identix Inc 765 44.8 60.9 67.0 12/15/05 BB&T Corp Main Street Banks Inc 628 (0.8) 0.9 5.3 11/09/05 Marshall & Ilsley Corp Gold Banc Corp Inc 752 24.1 23.8 25.4 09/27/05 Vector Group Ltd New Valley Corp 252 44.7 43.7 46.7 08/29/05 Investor Group NDCHealth Corp 706 29.7 27.5 27.0 08/21/05 OSI Pharmaceuticals Inc Eyetech Pharmaceuticals Inc 949 43.0 49.3 64.1 07/26/05 Fulton Finl Corp Columbia Bancorp Inc 319 16.9 17.3 15.9 07/11/05 Brooks Automation Inc Helix Technology Corp 454 24.6 32.7 27.6 04/18/05 GameStop Corp Electronics Boutique Holdings 1,419 34.2 31.3 34.2 04/04/05 Petrohawk Energy Corp Mission Resources Corp 406 23.3 25.4 17.0 03/21/05 Associated Banc State Finl Svcs Corp 275 26.6 23.3 27.7 03/16/05 SEACOR Holdings Inc Seabulk International Inc 527 27.1 25.3 31.2 03/03/05 Vishay Intertechnology Inc Siliconix Inc 1,003 16.2 18.3 9.7 02/27/05 Yellow Roadway Corp USF Corp 1,293 31.5 32.1 30.5 11/22/04 Alamosa Holdings Inc AirGate PCS Inc 389 19.6 24.9 55.7 11/16/04 Cmnty Banks Inc PennRock Finl Svcs Corp 343 48.8 49.8 58.4 11/09/04 Advanced Medical Optics Inc VISX Inc 1,477 56.8 60.0 29.2 11/08/04 DIMON Inc Standard Commercial Corp 257 13.8 18.6 18.9 10/22/04 Colonial Properties Trust Cornerstone Realty Income Tr 613 5.3 8.9 12.0 10/04/04 Camden Property Trust Summit Properties Inc 1,011 14.0 19.8 16.1 09/09/04 Fidelity Natl Finl Inc InterCept Inc 408 8.3 8.2 21.6 08/16/04 LifePoint Hospitals Inc Province Healthcare Co 1,273 79.1 74.6 42.2

PROJECT SAIL

A PREMIUMS PAID ANALYSIS

Precedent Transactions – All Industries (cont'd)

($ in millions)

100% stock and stock/cash transactions for U.S. targets between $250 mm - $1.5 bn equity value (1/1/04 – 7/18/08)

Announce Date	Acquiror	Target	Equity Value	Premium to: 1-Day	1-Week	1-Month
08/02/04	Fifth Third Bancorp	First National Bankshares	$1,253	40.5%	47.5%	35.3%
07/27/04	Cooper Cos Inc	Ocular Sciences Inc	1,200	18.5	14.9	17.7
07/16/04	PNC Finl Svcs Grp Inc	Riggs Natl Corp	627	(11.8)	(3.6)	(3.5)
06/29/04	Tektronix Inc	Inet Technologies Inc	499	15.1	18.6	40.0
06/16/04	Hewitt Associates LLC	Exult Inc	788	5.1	5.5	13.4
06/14/04	QLT Inc	Atrix Laboratories Inc	791	27.2	23.4	30.1
05/20/04	Tellabs Inc	Advanced Fibre Communications	1,482	26.2	27.7	2.5
04/28/04	Associated Banc	First Federal Capital Corp	612	27.2	32.0	25.7
03/29/04	Lyondell Chemical Co	Millennium Chemicals Inc	1,464	30.7	39.6	18.2
03/15/04	Umpqua Holdings Corp	Humboldt Bancorp	285	19.0	20.2	21.6
03/14/04	Intersil Corp	Xicor Inc	524	13.4	10.5	14.8
03/09/04	Sovereign Bancorp Inc	Waypoint Financial Corp	982	13.1	12.3	7.4
03/08/04	JM Smucker Co	International Multifoods Corp	491	27.4	28.7	29.1
02/26/04	Genzyme Corp	ILEX Oncology Inc	1,051	25.0	17.6	14.2
02/23/04	Credence Systems Corp	NPTest Holding Corp	664	29.3	34.7	23.8
02/11/04	Plains Exploration	Nuevo Energy Co	637	(1.1)	4.7	2.7
01/27/04	Coml Capital Bancorp Inc	Hawthorne Financial Corp	682	24.3	28.5	28.7
01/27/04	Huntington Bancshares Inc	Unizan Financial Corp	578	15.0	20.4	28.7
01/26/04	Sovereign Bancorp Inc	Seacoast Finl Svcs Corp	935	13.9	22.2	23.7
01/23/04	Ariba Inc	Freemarkets Inc	458	22.8	20.9	64.7
01/22/04	Intl Bancshares Corp	Local Financial Corp	386	(4.6)	(2.4)	5.1
01/08/04	Sky Financial Group Inc	Second Bancorp Inc	317	20.9	24.0	17.0

	1-Day	1-Week	1-Month
High	84.2%	80.6%	88.8%
Mean	25.8%	26.4%	27.0%
Median	23.1%	23.1%	24.8%
Low	(11.8%)	(3.6%)	(6.4%)

Source: SDC (7/18/08).

Note: Includes pending and completed deals where 100% of the outstanding shares of the target were acquired. Excludes all share repurchases, minority buy-outs, and merger of equals.

45 LAZARD

B P&C Sector Environment PROJECT SAIL

PROJECT SAIL B P&C SECTOR ENVIRONMENT PROJECT SAIL Industry Net Premium Growth Rates – Last 10 Years 46 Source: A.M. Best Aggregates & Averages. Note: Based on U.S. P&C stock companies. Since 9/11 and with the exception of the 2005 hurricanes, industry growth in net premiums written has slowed and is expected to be flat in 2008 ANNUAL NPW GROWTH ( ‘98 – ‘07) 1% 3% 7% 8% 16% 12% 6% (2%) 7% (1%) (5) 0 5 10 15 20% 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 Growth 10-Year Average Annual NPW Growth 6%

9/16/20 08 3:54:49 PM PROJECT SAIL B P&C SECTOR ENVIRONMENT PROJECT SAIL QUARTERLY RATE CHANGE BY ACCOUNT SIZE (16%) (10%) (3%) (6%) (8%) (9%) (8%) (8%) (15%) (13%) (13%) (15%) (11%) (14%) (5%) (7%) (12%) (13%) (15%) (16%) (14%) 3Q '06 4Q '06 1Q '07 2Q '07 3Q '07 4Q'07 1Q'08 Small (< $25K) Mid ($25K-$100K) Large (> $100K) RATE TRENDS IN SELECTED LINES: REFLECTS % OF SURVEY RESPONDENTS IN 1Q ‘ 08 General Liability Commercial Property Commercial Auto Umbrella Worker's Compensation D & O Broker E & O Medical Malpractice Up 10-20% Up 1-10% Flat Down 1-10% Down 10-20% Down 20-30% Down 30-40% 96% 97% 93% 96% 91% 82% 46% 51% Recent Commercial P&C Pricing Trends – Selected Lines 47 Source: CIAB, 1Q 2008. Recent industry research indicates that rates across a number of commercial lines have been declining

PROJECT SAIL B P&C SECTOR ENVIRONMENT PROJECT SAIL Projected Year-over-Year Earnings Growth (FY1 vs. FY2) 48 Source: FactSet (8/1/08). Note: Based on IBES median consensus. NM indicates less than two estimates available. (6%) 7% (8%) 5% 23% 5% (10%) (1%) 15% (3%) 20% (15%) (10%) (5%) 0% 5% 10% 15% 20% 25% Traveler AmTrust Markel Navigators RLI W.R. Berkley 8/1/07 ('07E - '08E) 8/ 1/08 ('08E - '09E) % Growth NM

PROJECT SAIL B P&C SECTOR ENVIRONMENT PROJECT SAIL Analyst & Rating Agency Commentary: P&C Sector Prospects 49 "While the operating environment is likely to remain challenging for the next few years, we believe that (1) valuation multiples have troughed and there is upside potential and (2) the companies can deliver book value per share growth ranging between 13% and 15% by the end of 2009... We expect the P&C industry to continue its cyclical nature, and believe the current downturn remains closer to the peak than the trough. We believe the eventual upturn will largely depend upon the "burn through" of existing excessive capital levels; something that could take 2-3 years, in our view." RBC Capital Markets, June 19, 2008 "We continue to believe, however, that the sector is entering an increasingly challenging stage in its profitability cycle. We are concerned about the long-term sustainability of earnings and returns amid competitive market conditions, a softer pricing cycle, reduced reserve releases compared with prior years, and lower investment returns... Our primary ratings concern continues to be the deterioration in pricing that is occurring across virtually all commercial property/casualty lines. There are strong indications that the deterioration in premium rates that began in earnest in late 2006 has reached the point where there will be a meaningful decline in underwriting profitability for commercial lines writers in late 2008 and, particularly, 2009." Standard & Poor's, June 20, 2008 "The U.S. property/casualty industry's net profit plunged 45% to $9.3 billion in the first quarter of 2008, driven primarily by premium erosion, deteriorating underwriting results, higher catastrophe-related losses and weaker investment returns... After falling for the first time in decades at year-end 2007, net premiums written (NPW) accelerated on its downward course through the first quarter of 2008." A.M. Best Company, June 30, 2008 "Commercial insurance pricing trends are broadly lower compared with three months ago, with the situation being much worse according to the insurance brokers. Increased competition is a common theme... Meanwhile, the personal auto insurers are focused on raising rates where they can, and the trend of deteriorating loss frequency trends appears to have slowed for the time being." Lehman Brothers, May 21, 2008 "Pricing competition has intensified across most business lines, but a generally favorable loss cost environment is leading to continued profitable margins and ROEs. Competition in personal lines has increased significantly, putting greater pressure on smaller companies." Bank of America, July 2, 2008 "Despite attractive valuation levels, we find it hard to get too excited about P&C stocks. On the plus side, the industry is in a healthy state with strong balance sheets and reserve redundancies. Relative to other financial sectors, P&C stocks represent a safer choice, in our view, with minimal exposure to subprime securities or other credit risks. Negating these factors is declining premium rates that are pressuring earnings and returns. " Wachovia, January 7, 2008 "Moody's notes that despite the expectation for continued profitability in 2008 (absent large catastrophe losses), share buyback activity could slow in the near-term given the current credit market turmoil... To date, the vast majority of our P&C insurance ratings maintain a stable outlook. In general, Moody's believes that the share repurchase programs announced by companies are contemplated within their current ratings, and that these programs could be scaled back in the event of a catastrophe loss or other unexpected event." Moody's, April 2008

C Warrant Valuation PROJECT SAIL

9/16/20 08 3:54:49 PM PROJECT SAIL C WARRANT VALUATION PROJECT SAIL Channel Warrant Valuation ($ in millions, except per share amounts) 50 NUMBER OF WARRANTS 1,127,000 EXERCISE PRICE $10.00 EXPIRATION April 6, 2016 VOLATILITY (STANDARD DEVIATION) 25% VALUE PER WARRANT $2.11 AGGREGATE VALUE $2.4mm

D Historical and Projected Financial Information PROJECT SAIL

9/16/20 08 3:54:49 PM PROJECT SAIL D HISTORICAL AND PROJECTED FINANCIAL INFORMATION PROJECT SAIL Traveler Income Statement – Historical/Projected ($ in millions, except per share amounts) 51 Source: Company filings and management projections.  Historical Projected CAGR 2005 2006 2007 2008E 2009E 2010E 2011E 2012E '05 - '07 08 - '12 Revenues: Net Premiums Earned $164.4 $224.0 $286.1 $282.3 $324.0 $380.8 $419.1 $461.2 31.9% 13.1% Ceding Commission Revenue 25.2 43.1 71.0 108.0 126.4 130.3 143.2 157.5 67.8% 9.9% Insurance Services Revenue 14.1 8.0 33.3 44.4 49.2 54.2 59.8 65.9 53.7% 10.4% Net Investment Income 15.0 23.0 36.7 42.2 48.8 56.4 63.1 69.0 56.5% 13.1% Net Realized Gains/(Losses) 0.1 0.0 (17.5) -- -- -- -- -- -- -- Policy Billing Fees 0.9 1.1 2.0 3.2 2.9 3.2 3.5 3.9 51.2% 5.2% Total Revenues $219.8 $299.3 $411.6 $480.0 $551.3 $625.0 $688.7 $757.5 36.9% 12.1% Expenses: Loss & Loss Adjustment Expenses $96.6 $135.1 $157.9 $160.9 $186.3 $222.8 $249.4 $279.0 27.8% 14.8% Direct Commission Expense 43.8 60.6 101.0 131.8 154.7 172.0 191.4 211.7 51.8% 12.6% Other Operating Expenses 42.6 53.7 77.3 81.6 90.8 104.6 116.8 130.2 34.7% 12.4% Interest Expenses 4.9 6.9 9.3 9.1 9.0 8.9 8.8 8.8 38.4% (0.9%) Total Expenses $187.9 $256.2 $345.5 $383.3 $440.8 $508.2 $566.3 $629.7 35.6% 13.2% Other Income: Equity Income in Unconsolidated Affiliate -- $0.9 $2.4 $4.8 $5.9 $7.5 $9.2 $11.4 -- 24.3% Gain from Issuance of Common Stock by Unconsolidated Affiliate -- 7.9 2.7 -- -- -- -- -- -- -- Warrant from Unconsolidated Affiliate -- 4.6 -- -- -- -- -- -- -- -- Pre-Tax Income $31.8 $56.4 $71.2 $101.5 $116.4 $124.2 $131.6 $139.2 49.6% 8.2% Income Tax Expense (11.1) (19.7) (26.2) (33.7) (40.5) (43.2) (45.8) (48.5) 53.8% 9.5% Net Income $20.8 $36.8 $45.1 $67.7 $76.0 $81.0 $85.8 $90.8 47.4% 7.6% Earnings per Share: Diluted Earnings per Common Share $1.03 $1.82 $1.93 $2.91 $3.26 $3.47 $3.68 $3.89 36.9% 7.5%

PROJECT SAIL
D HISTORICAL AND PROJECTED FINANCIAL INFORMATION

Traveler Balance Sheet

($ in millions)

	Historical						CAGR
	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	03/31/08	'03 - '07
Assets:							
Investments	$57.3	$228.4	$357.2	$464.0	$619.1	$540.4	81.3%
Cash & Cash Equivalents	30.3	55.2	38.8	100.6	77.7	93.4	26.5%
Cash & Invested Assets	$87.7	$283.6	$395.9	$564.6	$696.7	$633.8	67.9%
Agents Balances Receivable	22.0	33.5	46.0	65.6	122.8	114.9	53.8%
Receivable for Cancelled Reinsurance	15.7	0.0	0.0	0.0	0.0	0.0	--
Reinsurance Recoverable	84.8	101.2	104.8	118.0	207.8	216.0	25.1%
Prepaid Reinsurance Premiums	55.6	28.4	43.3	94.1	124.8	130.0	22.4%
Deferred Acquisition Costs	0.6	18.7	29.2	35.8	39.3	44.9	187.7%
Fixed Assets	4.0	5.4	7.9	20.6	32.3	34.3	68.2%
Investment in Unconsolidated Affiliate	0.0	0.0	0.0	27.9	32.6	32.6	--
Other Assets	16.2	23.3	30.3	27.5	98.2	159.9	56.9%
Total Assets	$286.6	$494.1	$657.5	$954.1	$1,354.6	$1,366.4	47.4%
Liabilities:							
Loss & Loss Adjustment Expenses	$99.5	$128.7	$198.7	$302.5	$501.2	$505.7	49.8%
Unearned Premium	70.2	95.5	157.8	227.0	272.8	275.4	40.4%
Reinsurance Balances Payable	20.8	2.7	19.2	38.6	58.7	74.5	29.7%
Funds Held Under Reinsurance Agrmnts.	24.9	54.2	59.0	51.5	36.8	32.8	10.2%
Accounts Payable & Accrued Expenses	4.9	12.4	13.7	18.3	14.2	14.1	30.3%
Subordinated Debentures	20.6	47.4	47.4	68.0	101.0	101.0	48.8%
Other Liabilities	32.5	23.8	16.8	24.2	60.4	48.7	16.8%
Total Liabilities	$273.5	$364.7	$512.6	$730.2	$1,045.2	$1,052.3	39.8%
Shareholders' Equity:							
Common Stock	$0.0	$0.2	$0.2	$0.2	$0.2	$0.2	50.7%
Series A Perpetual Preferred Stock	0.0	0.0	0.0	39.6	0.0	0.0	--
Additional Paid-in-Capital	2.3	112.4	111.1	113.2	205.4	206.2	207.9%
Accumulated Other Comprehensive Income	1.0	1.1	(3.4)	(0.4)	(8.3)	(17.9)	--
Retained Earnings	10.2	18.2	37.0	71.6	112.5	126.2	82.3%
Unearned Compensation - Restricted Stock	0.0	(1.9)	0.0	0.0	0.0	0.0	--
Treasury Stock	(0.5)	(0.5)	(0.1)	(0.2)	(0.5)	(0.7)	(1.0%)
Total Shareholders' Equity	$13.1	$129.4	$144.8	$223.9	$309.4	$314.1	120.6%
Total Liabilities and Shareholders' Equity	$286.6	$494.1	$657.5	$954.1	$1,354.6	$1,366.4	47.4%

Source: Company filings

52 | LAZARD

9/16/20 08 3:54:49 PM PROJECT SAIL D HISTORICAL AND PROJECTED FINANCIAL INFORMATION PROJECT SAIL Channel Income Statement – Historical/Projected ($ in millions, except per share amounts) 53 Source: Company filings and management projections. Historical Projected CAGR 2005 2006 2007 2008E 2009E 2010E 2011E 2012E '06 - '07 08 - '12 Revenues: Net Premiums Earned -- $79.0 $248.4 $482.8 $640.1 $681.1 $734.9 $806.8 214.5% 13.7% Commission Income -- 2.3 7.5 -- -- -- -- -- 219.3% -- Insurance Services Revenue -- -- -- 5.7 5.5 6.1 6.7 7.3 -- 6.6% Net Investment Income -- 11.2 29.5 38.5 57.1 70.9 84.4 98.0 163.8% 26.3% Net Realized Gains/(Losses) -- 0.0 (8.2) -- -- -- -- -- -- -- Total Revenues -- $92.5 $277.1 $527.0 $702.7 $758.1 $826.0 $912.1 199.5% 14.7% Expenses: Loss & Loss Adjustement Expenses -- $41.0 $131.3 $271.7 $365.8 $397.5 $436.2 $487.3 220.7% 15.7% Commission & Other Acq. Expenses -- 29.4 91.6 161.3 208.3 218.3 234.2 255.5 211.5% 12.2% Other Operating Expenses 0.0 12.2 17.9 24.3 26.0 27.1 28.3 29.6 46.9% 5.0% Interest Expense -- 0.6 9.5 11.1 11.1 11.1 11.1 11.1 -- 0.0% Total Expenses $0.0 $83.1 $250.2 $468.4 $611.2 $654.0 $709.8 $783.5 201.2% 13.7% Pre-Tax Income ($0.0) $9.5 $26.9 $58.6 $91.4 $104.1 $116.1 $128.6 184.5% 21.7% Income Tax Expense -- 1.1 5.9 (0.6) (1.9) (2.3) (3.5) (4.7) 435.9% 67.6% Net Income ($0.0) $10.5 $32.7 $58.0 $89.6 $101.7 $112.6 $123.8 210.5% 20.9% Earnings per Share: Diluted Earnings per Common Share -- $0.47 $0.89 $1.50 $2.32 $2.64 $2.92 $3.21 89.4% 20.9%

9/16/20 08 3:54:49 PM PROJECT SAIL D HISTORICAL AND PROJECTED FINANCIAL INFORMATION PROJECT SAIL Channel Balance Sheet (k$ in millions) 54 Source: Company filings. Historical Growth 12/31/06 12/31/07 03/31/08 06 - '07 Assets: Investments $390.3 $539.9 $602.8 38.3% Cash & Cash Equivalents 34.8 153.6 193.7 341.7% Cash & Invested Assets $425.0 $693.5 $796.6 63.2% Accrued Investment Income 2.2 4.1 3.8 83.8% Assumed Premiums Receivable 44.9 125.6 168.6 179.5% Premiums Receivable - Programs 1.3 9.1 21.2 601.4% Prepaid Reinsurance Premiums -- 3.5 7.5 -- Goodwill -- -- -- -- Deferred Acquisition Costs 30.4 73.1 78.4 140.7% Deferred Income Taxes 1.1 7.1 7.8 547.5% Deferred Financing Fees 3.1 3.7 3.6 19.1% Funds Held by Reinsured Companies 0.6 -- -- -- Other Assets 2.8 7.2 10.3 161.7% Total Assets $511.3 $926.7 $1,097.8 81.2% Liabilities: Loss & Loss Adjustment Expense $34.2 $121.4 $151.8 255.1% Unearned Premium 86.2 217.5 239.2 152.4% Assumed Losses Payable 3.5 8.5 21.3 143.9% Premiums Payable - Programs 1.1 16.3 37.0 1,416.5% Accounts Payable & Accrued Expenses 2.9 3.6 3.1 25.2% Payable for Securities -- -- 86.4 -- Other Liabilities 0.7 3.6 5.1 395.9% Subordinated Debentures 103.1 134.0 134.0 30.0% Total Liabilities $231.6 $504.9 $677.9 118.0% Shareholders' Equity: Common Shares $0.3 $0.4 $0.4 29.4% Additional Paid-in-Capital 269.5 385.1 385.5 42.9% Accumulated Other Comprehensive Income 1.7 (1.1) (12.1) (163.4%) Retained Earnings 8.3 37.4 46.0 351.5% Total Shareholders' Equity $279.7 $421.8 $419.8 50.8% Total Liabilities and Shareholders' Equity $511.3 $926.7 $1,097.8 81.2%